EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that Amendment No. 12 to the Statement on Schedule 13D, dated January 23, 2026, with respect to the common stock of Corvus Pharmaceuticals, Inc. is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended. Each of the undersigned agrees to be responsible for the timely filing of this Statement, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 27th day of January, 2026.

ORBIMED ADVISORS LLC

By:	/s/ Carl L. Gordo
Name: Carl L. Gordon
Title: Member

ORBIMED CAPITAL GP V LLC

By:	ORBIMED ADVISORS LLC, its managing member

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon
Title: Member of OrbiMed Advisors LLC